Exhibit 10.11.2

AMENDMENT NO. 1 TO

LOAN AND SERVICING AGREEMENT

This AMENDMENT NO. 1 TO LOAN AND SERVICING AGREEMENT, dated as of May 13, 2011 (this “Amendment”), is executed by and among DT WAREHOUSE IV, LLC, a Delaware limited liability company (together with its successors and assigns, the “Borrower”), DT CREDIT COMPANY, LLC, an Arizona limited liability company, as servicer (in such capacity, the “Servicer”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Backup Servicer, Paying Agent and Securities Intermediary (“Paying Agent”), and THE ROYAL BANK OF SCOTLAND PLC, as Program Agent for the Conduit Lenders and the Committed Lenders (“Program Agent”). Capitalized terms used, but not otherwise defined herein, shall have the meanings ascribed thereto in the “Loan and Servicing Agreement” (defined below).

WITNESSETH:

WHEREAS, the Borrower, the Servicer, the Program Agent, the Paying Agent, the Commercial Paper Conduits from time to time party thereto, and the Financial Institutions from time to time party thereto entered into that certain Loan and Servicing Agreement dated as of July 23, 2010 (the “Loan and Servicing Agreement”);

WHEREAS, as provided herein, the parties hereto have agreed to amend certain provisions of the Loan and Servicing Agreement as described below;

NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Amendment to the Loan and Servicing Agreement. Effective as of the date hereof, and subject to the satisfaction of the conditions precedent and subsequent set forth in Section 2 hereof, the Loan and Servicing Agreement is hereby amended as follows:

1.1 The definitions of “Aggregate Commitment”, “Charged-Off Contract”, “Commitment Termination Date”, “Eligible Contract”, “Fee Letter”, “Permitted State”, “Rating Reaffirmation Dates” and “Reserve Percentage”, “Securitization Transaction” set forth in Section 1.01 of the Loan and Servicing Agreement are hereby amended and restated as follows:

“Aggregate Commitment” means, at any time, the sum of the Commitments then in effect. The Aggregate Commitment as of the date hereof is $125,000,000, and shall be subject to increase pursuant to Section 2.03.

“Charged-Off Contract” means a Contract with respect to which any of the following shall have occurred: (i) all, or any part in excess of 10%, of any Scheduled Payment is more than ninety (90) days delinquent on the last day of a calendar month; (ii) the related Financed Vehicle has been surrendered or repossessed and the redemption period granted the Contract Debtor or required by applicable law has expired, or is to be repossessed but is unable to be located or is otherwise subject to being repossessed; (iii) which has been settled for less than the Principal Balance; (iv) which has been liquidated by the Servicer through the sale of the Financed Vehicle; (v) for which proceeds have been received which in the Servicer’s reasonable judgment, constitute the final amounts recoverable in respect of such Contract; or (vi) which has been charged-off (or should have been charged-off) in accordance with the Credit and Collection Policy.

“Commitment Termination Date” means May 11, 2012, as such date may be extended from time to time pursuant to Section 2.08.

“Contract Disposition Transaction” means (i) any sale of Contracts in connection with a Securitization Transaction, a whole loan sale transaction or any other similar transaction or (ii) the distribution in respect of the membership interests of the Borrower of Pledged Contracts pursuant to the procedures required by its certificate of formation and the limited liability company agreement.

“Fee Letter” means the Amended and Restated Fee Letter dated as of May 13, 2011, between the Program Agent and the Borrower, as amended, restated, supplemented or otherwise modified from time to time.

“Permitted State” means each of Arizona, Nevada, California, New Mexico, Texas, Florida, Georgia, Virginia, North Carolina, Colorado, Oklahoma, South Carolina, Tennessee, Alabama, Mississippi, Ohio, Kentucky, Arkansas, Missouri and Indiana and such other states as may be approved by the Program Agent in writing from time to time (such approval not to be unreasonably withheld).

“Rating Reaffirmation Dates” means each of the last Business Days occurring in April and October of each year, starting October, 2011.

“Reserve Percentage” means, at any time, the sum of (i) 47.0% plus (ii) if either (a) the Rolling Average Charged-Off Losses Ratio (Managed Portfolio Contracts) or the Rolling Average Charged-Off Losses Ratio (Pledged Contracts) exceeds 3.15% for two (2) or more consecutive Accounting Periods or (b) the Rolling Average Delinquency Ratio (Managed Portfolio Contracts) or the Rolling Average Delinquency Ratio (Pledged Contracts) exceeds 13.00% for two (2) or more consecutive Accounting Periods, 10% for each of the three succeeding Accounting Periods, as the same may be adjusted pursuant to Section 5.01(o).

“Securitization Transaction” means any securitization or structured finance transaction entered into by any DT Entity or an Affiliate thereof from time to time secured in whole or in part by Contracts and/or Pledged Contracts. As of the date hereof, the closing date of the most recent Securitization Transaction was February 10, 2011.

1.2 The definition of “Eligible Contract” set forth in Section 1.01 of the Loan and Servicing Agreement is hereby amended by deleting clause (g) thereof and substituting, in lieu thereof, respectively, the following:

(g) which is not (i) an Ineligible Securitization Contract, (ii) a Charged-off Contract, (iii) a Contract for which the Contract Debtor is a party to a proceeding under any Debtor Relief Law which arose after the creation of such Contract (other than as a creditor or claimant), or (iv) a Contract that (A) was previously a Pledged Contract and (B) was previously transferred by the Borrower in connection with a Contract Disposition Transaction and, at the time of such Contract Disposition Transaction, was a Delinquency Measurement Contract; provided that notwithstanding the foregoing, a Contract of the type described in this clause (iv) may become an Eligible Contract if it otherwise satisfies the definition thereof upon the earlier of (x) the date after such Contract Disposition Transaction on which such Contract is not a Delinquency Measurement Contract and the related Contract Debtor has made at least four (4) Scheduled Payments thereunder and (y) the date on which such Contract was not a Delinquency Measurement Contract for three (3) consecutive Accounting Periods;

1.3 The definition of “Level Two Trigger Event” set forth in Section 1.01 of the Loan and Servicing Agreement is hereby amended by deleting clauses (c), (e) and (k) thereof and substituting, in lieu thereof, respectively, the following:

(c) [Deleted]; or

(e) the Walk-In Payment Ratio for such date of determination exceeds 2%; or

(k) the Rolling Average Extension Rate (Managed Portfolio Contracts) or the Rolling Average Extension Rate (Pledged Contracts) shall exceed 4.50%

1.4 Section 1.01 of the Loan and Servicing Agreement is hereby amended by deleting the definitions of “Average Gross Margin” and “Alternate Payment Location”.

1.5 Section 1.01 of the Loan and Servicing Agreement is hereby amended by adding the following definitions of “Available Cash”, “Borrowing Base Surplus” and “Distribution Conditions” to Section 1.01:

“Available Cash” means, with respect to the DT Entities On A Consolidated Basis, at any date, the sum of (i) all cash and Cash Equivalents and (ii) if the conditions to the advance of a Loan in such amount under Section 3.02 are satisfied on such date, an amount equal to the excess of the Borrowing Base over the Outstanding Loan Amount on such date.

“Borrowing Base Surplus” means, at any time (i) the excess, if any, of (A) the Borrowing Base over (B) the Outstanding Loan Amount, less (ii) all accrued and unpaid Interest and Fees at the time of such distribution, less (iii) any other Borrower Obligations are then due and payable at the time of such distribution.

“Distribution Conditions” means, with respect to any such Contract Disposition Transaction pursuant to clause (ii) of the definition thereof, (i) the aggregate Principal Balances of all Pledged Contracts to be distributed shall not exceed the Borrowing Base Surplus, (ii) such Contract Disposition Transaction shall be made in furtherance of the Borrower’s corporate purpose, and (iii) Borrower shall not have conducted another such Contract Disposition Transaction during the same calendar month.

1.6 Section 2.02(a)(i) of the Loan and Servicing Agreement is hereby amended and restated as follows:

(i) The Borrower shall request a Borrowing hereunder by submitting to the Program Agent a written notice, substantially in the form of Exhibit B (each, a “Borrowing Request”) not later than 12:00 p.m. (New York City time) on the Business Day prior to the date of the proposed Borrowing (each, a “Borrowing Date”). Promptly after its receipt thereof, the Program Agent shall submit a copy of each Borrowing Request to each Managing Agent who shall promptly forward a copy thereof to the Lenders in its Lender Group.

1.7 Section 2.05(a) of the Loan and Servicing Agreement is hereby amended by deleting the fourth sentence thereof and substituting, in lieu thereof, the following:

Unless otherwise agreed by a Managing Agent, each such prepayment of the Loans to the Lenders in such Managing Agent’s Lender Group must be accompanied by a payment of any other amounts (including amounts payable under Section 2.12, but excluding accrued Interest (which shall be payable on the following Settlement Date)) due from the Borrower hereunder in respect of such prepayment.

1.8 Section 2.13 of the Loan and Servicing Agreement is hereby amended and restated as follows:

SECTION 2.13. Taxes.

(a) Except to the extent required by applicable law, any and all payments and deposits required to be made hereunder or under any instrument delivered hereunder by the Borrower hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (except for (a) taxes imposed on or measured by net income (however denominated), franchise or gross revenue taxes imposed in lieu of net income taxes imposed, by the United States (or any political subdivision thereof), or any other jurisdiction (or any political subdivision thereof), as a result of the recipient being organized in, doing business in, or having its principal office or applicable lending office located in such jurisdiction; (b) any United States withholding tax imposed pursuant to any branch profits taxes imposed by the United States or any similar taxes imposed by any other jurisdiction in which the Borrower is located; (c) any United States withholding tax imposed by reason of an Affected Party’s failure to provide to Borrower the documents set forth in Section 2.13(c), to maintain or update such documents, or to provide any other documents, such that Borrower is required to withhold United States withholding tax; (d) any taxes imposed pursuant to or as a result of FATCA). Except with respect to taxes included in the exclusion in the preceding sentence, if the Borrower or the Servicer shall be required by law to make any such deduction, (i) the Borrower shall make an additional payment to such Affected Party, in an amount sufficient so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13), such Affected Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower (or the

Servicer, on its behalf) shall make such deductions and (iii) the Borrower (or the Servicer, on its behalf) shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. FATCA means Sections 1471 through 1474 of the Code and any applicable Treasury regulation promulgated thereunder or published administrative guidance implementing such Sections whether in existence on the date hereof or promulgated or published hereafter.

(b) In addition, the Borrower agrees to pay any present or future stamp or other documentary taxes or any other excise or property taxes or similar levies which arise from any payment made hereunder or under any instrument delivered hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any instrument delivered hereunder.

(c) (1) Each Affected Party that is a “United States person” within the meaning of Section 7701(a)(30) of the Code agrees to complete and to deliver to the Borrower on or before the Effective Date (or, if later, on or prior to the date it becomes a party to this Agreement) a duly completed and executed copy of Internal Revenue Service Form W-9 or successor form establishing that the Affected Party is a United States person that is not subject to U.S. backup withholding tax.

(2) Each Affected Party which is not organized under the laws of the United States or any State thereof shall, on or prior to the date that such Affected Party becomes a party to or obtains rights under this Agreement, and prior to any payment being made by the Borrower to such Affected Party, deliver to the Borrower (i) two duly completed and executed copies of the IRS Form W-8BEN or W-8ECI (or any successor form) as applicable; and (ii) to the extent it may lawfully do so, such other forms or certificates as may be required under the laws of any applicable jurisdiction (on or before the date that any such form expires or becomes obsolete), in order to permit the Borrower to make payments to, and deposit funds to or for the account of, such Affected Party hereunder and under the other Facility Documents without any deduction or withholding for or on account of any tax. Each such Affected Party, to the extent it may lawfully do so, shall submit to the Borrower (with copies to the Program Agent) two updated, completed, and duly executed versions of: (i) all forms referred to in the previous sentence upon the expiry of, or the occurrence of any event requiring a change in, the most recent form previously delivered by it to the Borrower or the substitution of such form; and (ii) such extensions or renewals thereof as may reasonably be requested by the Borrower.

(3) Each Affected Party shall deliver to the Borrower such other tax forms or other documents as shall be prescribed by applicable law, to the extent applicable, (x) to demonstrate that payments to such Affected Party under this Agreement and the Loans are exempt from any United States withholding tax imposed pursuant to FATCA or (y) to allow the Borrower to determine the amount to deduct or withhold under FATCA from a payment hereunder. Each Affected Party further agrees to complete and to deliver to the Borrower from time to time, so long as it is eligible to do so, any successor or additional form required by the Internal Revenue Service or reasonably requested by the Borrower in order to secure an exemption from, or reduction in the rate of, U.S. withholding tax.

(d) If the Borrower is required to pay additional amounts to or for the benefit of any Affected Party pursuant to this Section as a result of a change of law or treaty occurring after such Affected Party first became a party to this Agreement, such Affected Party will, at the Borrower’s request, change the jurisdiction of its applicable lending office if, in the sole judgment of such Affected Party, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Affected Party.

1.9 Section 2.15 of the Loan and Servicing Agreement is hereby amended by adding the following at the end thereof:

(e) Release of Demand Note Guaranty. If both Ernest C. Garcia II and Verde Investments, Inc. shall have been released from all liability under all guaranties and other credit enhancements previously provided by either of them in connection with the other Warehouse Facilities to which any DT Entity is a party, then, so long as no Event of Termination or Incipient Event of Termination has occurred and is continuing, the Program Agent, upon certification to the Program Agent by Ernest C. Garcia II and Verde Investments, Inc. of such release, shall terminate the Demand Note Guaranty and shall execute and deliver such instruments and documents as Ernest C. Garcia II and Verde Investments, Inc. may reasonably request in order to evidence such termination.

1.10 Section 2.17 of the Loan and Servicing Agreement is hereby amended and restated as follows:

SECTION 2.17. Certain Transactions. The Borrower may, but shall not be required to, from time to time enter into, or participate in, Contract Disposition Transactions pursuant to which the Borrower distributes or sells some or all of the Pledged Contracts as of a specified cut-off date if (i) either (A) with respect to a sale of Pledged Contracts, the net proceeds payable to the Borrower in connection with any such Contract Disposition Transaction are equal to or greater than the Required Takeout Price on the date of such sale or (B) with respect to a distribution of Pledged Contracts, the such distribution shall meet all of the Distribution Conditions, (ii) the weighted average APR of the Pledged Contracts owned by the Borrower after giving effect to such Contract Disposition Transaction exceeds 18%, (iii) the Pledged Contracts to be included in such Contract Disposition Transaction are selected by the Borrower, DTCC or DTAC in a manner consistent with customary practices for term asset-backed securities transactions or whole loan sales transactions and not in a manner intended to, or that could be reasonably expected to, materially and adversely affect the interests of the Program Agent or the Secured Parties and (iv) with respect to a sale of Pledged Contracts, the Borrower has directed the buyer of the Pledged Contracts to be included in such Contract Disposition Transaction in writing (with a copy to the Program Agent) to remit all such net proceeds of its purchase of such Pledged Contracts directly to the Collection Account. With respect to any sale of Pledged Contracts, upon receipt by the Program Agent of confirmation that the net proceeds of the purchase price for the Pledged Contracts that are included in any Contract Disposition Transaction have been credited to the Collection Account, (x) the Program Agent shall apply such net proceeds to reduce the Outstanding Loan Amount ratably among all Lenders and to pay any other Borrower Obligations included in the calculation of the Required Takeout Price and (y) the related Contract Documents shall be released to the buyer thereof. With respect to any distribution of Pledged Contracts, upon approval by the Program Agent, exercising reasonable discretion, of a Release Request together with a Borrowing Base Certificate, the related Contract Documents shall be released from of the security interest of the Program Agent in the applicable Pledged Contracts and the Program Agent shall execute and deliver such instruments of release, prepared by and at the expense of the Borrower, in each case without recourse, representation or warranty, as shall be necessary to release the Program Agent’s security interest therein. In connection with any sale or distribution of Pledged Contracts by the Borrower in connection with a Contract Disposition Transaction, the Servicer shall deliver a Borrowing Base Certificate (calculated after giving effect to such Contract Disposition Transaction) to each Managing Agent and make appropriate entries in its general accounting records to reflect the sale of the applicable Pledged Contracts.

1.11 Section 2.18 of the Loan and Servicing Agreement is hereby amended and restated as follows:

SECTION 2.18. Release of Lien. In connection with (a) any repurchase of Pledged Contracts by Originator from the Borrower pursuant to the Purchase Agreement or (b) any sale or disposition of Pledged Contracts pursuant to Section 2.17, and promptly following the Final Collection Date, the Program Agent agrees, at the Borrower’s expense, and without recourse, representation or warranty, to execute, deliver, file and record any release, document or other instrument and take such action that may be necessary or that the Borrower may reasonably request, to evidence the release by the Program Agent of its security interest in the applicable Pledged Contracts and related Collateral.

1.12 Section 4.01(j) of the Loan and Servicing Agreement is hereby amended and restated as follows:

(j) Collection Information; Master Agency Agreement. The names and addresses of all the Approved Sub-servicers, Depository Account Banks and Lock-Box Processors, together with the addresses of the Lock-Boxes and the account numbers of the Depository Accounts are as specified in Exhibit F. The Lock-Boxes set forth on Exhibit F are the only addresses to which Contract Debtors and Approved Sub-servicers of Pledged Contracts are directed to make payment. The Depository Accounts set forth on Exhibit F are the only accounts to which Contract Debtors, Approved Sub-servicers or Lock-Box Processors remit Collections of Pledged Contracts by wire transfer or electronic funds transfer. Exhibit N hereto is a full, complete and correct copy of the Master Agency Agreement and such agreement has not been modified and is in full force and effect. There are no agreements or understandings relating to the Master Agency Agreement that are not fully and accurately described in Exhibit N. No DT Entity has granted any Person, other than Wells Fargo Bank, National Association under the Master Agency Agreement, “control” (within the meaning of Section 9-102 of any applicable enactment of the UCC) of any Depository Account or the right to take control of any Depository Account at a future time or upon the occurrence of a future event.

1.13 Section 5.01(g)(i) of the Loan and Servicing Agreement is hereby amended and restated as follows:

(i) Instruct all Contract Debtors to remit all payments made in respect of the Pledged Contract to a Lock-Box or a Depository Account;

1.14 Section 5.01(i)(xx) of the Loan and Servicing Agreement is hereby amended and restated as follows:

(xx) the Borrower shall take all other actions reasonably necessary on its part to operate its business and perform its obligations under the Facility Documents in a manner consistent with the factual assumptions described in the legal opinions with respect to nonconsolidation and true sale matters of Snell & Wilmer L.L.P. delivered to the Program Agent and the Managing Agents pursuant to Section 3.01 hereof, and any amendments, modifications, supplements and replacements thereof.

1.15 Section 5.01(q) of the Loan and Servicing Agreement is hereby amended and restated as follows:

(q) Rating Reaffirmations. Within five days after each Rating Reaffirmation Date, the Borrower shall obtain from DBRS, and distribute to the Program Agent and the Managing Agents copies of, a written reaffirmation that the Notes. (The Borrower acknowledges that the Program Agent may request from DBRS a written reaffirmation of the rating of the Notes at any time).

1.16 Section 5.03(d) of the Loan and Servicing Agreement is hereby amended and restated as follows:

(d) Change in Payment Instructions to Contract Debtors. Make any change in its instructions to Contract Debtors regarding the making of payments in respect of the Pledged Contracts to any Lock-Box or Depository Account, other than instructing Contract Debtors to remit payments to another Lock-Box or Depository Account.

1.17 Section 5.03(e) of the Loan and Servicing Agreement is hereby amended by deleting the last sentence thereof.

1.18 Section 5.03(o) of the Loan and Servicing Agreement is hereby amended and restated as follows:

(o) Restricted Junior Payments. Make any Restricted Junior Payment; provided that prior to the Termination Date, the Borrower may make Restricted Junior Payments out of Collections released pursuant to Section 2.06(b)(viii) hereof, the proceeds of the Loans, and Pledged Contracts released pursuant to Section 2.17 hereof, in each case, so long as (i) no Event of Termination or Incipient Event of Termination shall then exist or would result therefrom and (ii) such Restricted Junior Payments have been approved by all necessary action on the part of the Borrower and in compliance with all applicable laws.

1.19 Section 5.06(c) of the Loan and Servicing Agreement is hereby amended and restated as follows:

(c) Change in Payment Instructions to Contract Debtors. Make any change in its instructions to Contract Debtors regarding the making of payments in respect of the Pledged Contracts to any Lock-Box or Depository Account, other than instructing Contract Debtors to remit payments to another Lock-Box or Depository Account.

1.20 Section 5.06(d) of the Loan and Servicing Agreement is hereby amended by deleting the last sentence thereof.

1.21 Section 6.02(g) of the Loan and Servicing Agreement is hereby amended and restated as follows:

On behalf of the Borrower and the Program Agent for the benefit of the Lenders, the Servicer shall use its best efforts, consistent with its customary servicing procedures, to repossess or otherwise convert the ownership of the Financed Vehicle securing any Pledged Contract as to which the Servicer shall have determined eventual payment in full is unlikely. From time to time, as appropriate for servicing or foreclosing upon any Pledged Contract, the Borrower shall, upon written request of the Servicer, execute such documents as shall be reasonably necessary to prosecute any such proceedings. The Servicer shall follow such customary and usual practices and procedures as it shall deem necessary or advisable in its servicing of Contracts. The Servicer shall use all commercially reasonable efforts to maximize proceeds from the repossession of a Financed Vehicle securing any Pledged Contract, which may include selling such Financed Vehicle at auction, public or private sale, or to an Affiliate of the Servicer, provided that (i) any such sale to an Affiliate is for fair market value, (ii) any such sale to an Affiliate does not have a material adverse effect on the Lenders and (iii) the aggregate proceeds from the sale to such Affiliates of repossessed Financed Vehicles not sold through auction securing any Pledged Contract in any calendar month does not exceed 10% of the aggregate proceeds from the sale of all repossessed Financed Vehicles securing any Pledged Contract. The foregoing shall be subject to the provision that, in any case in which the Financed Vehicle shall have suffered damage, the Servicer shall not expend funds in connection with the repair or the repossession of such Financed Vehicle unless it shall determine in its reasonable discretion that such repair and/or repossession will increase the Net Liquidation Proceeds by an amount greater than the amount of such expenses.

1.22 Section 7.01(o) of the Loan and Servicing Agreement is hereby amended and restated as follows:

(o) As of the last Business Day of any month, Available Cash shall be less than $15,000,000,

1.23 Section 7.01(y)(iii) of the Loan and Servicing Agreement is hereby amended and restated as follows:

(iii) the Demand Note Guaranty shall cease to be in full force and effect (other than in accordance with its terms or in accordance with Section 2.15(e)) or Ernest C. Garcia II or Verde Investments, Inc. shall so assert in writing or otherwise seek to terminate or disaffirm his or its obligations under the Demand Note Guaranty at any time following the execution thereof.

1.24 Schedule I to the Loan and Servicing Agreement is hereby amended and restated as set forth on Schedule I hereto.

1.25 Exhibit F to the Loan and Servicing Agreement is hereby amended and restated as set forth on Exhibit F hereto.

SECTION 2. Conditions to Effectiveness.

2.1 Conditions Precedent. This Amendment shall become effective as of the date hereof upon receipt by the Program Agent of (a) counterparts of this Amendment executed by each of the parties hereto, (b) counterparts of the Second Amended and Restated Fee Letter dated as of the date hereof executed by the parties thereto, (c) the “Amendment Fee” payable on the date hereof pursuant to the Fee Letter and (d) a letter from DBRS with respect to the “AA” rating of Notes.

2.2 Conditions Subsequent. The continued effectiveness of this Amendment shall be conditioned upon the delivery to the Program Agent and Managing Agents, on or prior to May 27, 2011, of an executed update letter or replacement legal opinion of Snell & Wilmer L.L.P., satisfactory to the Program Agent and Managing Agents in their sole discretion, reflecting that the terms of the Loan and Servicing Agreement (as amended hereby) will not affect the conclusions set forth in the legal opinions with respect to nonconsolidation and true sale matters of Snell & Wilmer L.L.P. delivered to the Program Agent and the Managing Agents pursuant to Section 3.01 (and any failure to deliver such updated letter or replacement legal opinion by such date shall be deemed an “Amendment Termination Event”). Upon the occurrence of an Amendment Termination Event, this Amendment shall be automatically terminated and cease to be of any force or effect and the terms of the Loan and Servicing Agreement shall revert to the terms of the Loan and Servicing Agreement without regard to this Amendment. It is hereby understood and agreed that if, upon the occurrence of an Amendment Termination Event and the resulting termination of the Amendment, there occurs a Borrowing Base Deficiency, such Borrowing Base Deficiency shall be deemed to occur as of May 27, 2011 and shall be remedied pursuant to Section 2.05(b) of the Loan and Servicing Agreement (and if not so remedied, shall constitute an Event of Termination as of such date pursuant to Section 7.01(a) of the Loan and Servicing Agreement).

SECTION 3. Representations, Warranties and Confirmations. Each of the Servicer and the Borrower hereby represents and warrants that:

3.1 It has the power and is duly authorized to execute and deliver this Amendment.

3.2 The execution and delivery of this Amendment has been duly authorized by all corporate or limited liability company action necessary on its part.

3.3 This Amendment and the Loan and Servicing Agreement as amended hereby, constitute legal, valid and binding obligations of such parties and are enforceable against such parties in accordance with their terms.

3.4 Immediately prior, and after giving all effect, to this Amendment, the covenants, representations and warranties of each such party, respectively, set forth in the Loan and Servicing Agreement and as amended hereby, are true and correct in all material respects as of the date hereof (except to the extent such representations or warranties relate solely to an earlier date and then as of such date).

3.5 Immediately prior, and after giving all effect, to this Amendment, no event, condition or circumstance has occurred and is continuing which constitutes an Event of Termination or Incipient Event of Termination.

SECTION 4. Entire Agreement. The parties hereto hereby agree that this Amendment constitutes the entire agreement concerning the subject matter hereof and supersedes any and all written and/or oral prior agreements, negotiations, correspondence, understandings and communications.

SECTION 5. Effectiveness of Amendment. Except as expressly amended by the terms of this Amendment, all terms and conditions of the Loan and Servicing Agreement shall remain in full force and effect and are hereby ratified and confirmed. This Amendment is effective only for the specific purpose for which it is given and shall not operate as a consent, waiver, amendment or other modification of any other term or condition set forth in the Loan and Servicing Agreement or any right, power or remedy of any Program Agent under the Loan and Servicing Agreement. Upon the effectiveness of this Amendment, each reference in the Loan and Servicing Agreement to “this Agreement” or “this Loan and Servicing Agreement” or words of like import shall mean and be references to the Loan and Servicing Agreement as amended hereby, and each reference in any other Facility Document to the Loan and Servicing Agreement or to any terms defined in the Loan and Servicing Agreement which are modified hereby shall mean and be references to the Loan and Servicing Agreement or to such terms as modified hereby.

SECTION 6. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. Severability. In case any provision in this Amendment will be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

SECTION 8. Binding Effect. This Amendment shall be binding upon and shall be enforceable by parties hereto and their respective successors and permitted assigns.

SECTION 9. Headings. The Section headings herein are for convenience only and will not affect the construction hereof.

SECTION 10. Novation. This Amendment does not constitute a novation or termination of the Loan and Servicing Agreement or any Facility Document and all obligations thereunder are in all respects continuing with only the terms thereof being modified as provided herein.

SECTION 11. Counterparts. This Amendment may be executed in any number of counterparts, each of which so executed will be deemed to be an original, but all such counterparts will together constitute but one and the same instrument.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective authorized officers as of the date first above written.

DT WAREHOUSE IV, LLC

By:	/s/ Jon Ehlinger
Name:	Jon Ehlinger
Title:	Secretary

DT CREDIT COMPANY, LLC

By:	/s/ Jon Ehlinger
Name:	Jon Ehlinger
Title:	Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION as Backup Servicer, Paying Agent and Securities Intermediary

By:	/s/ Jeanine C. Casey
Name:	Jeanine C. Casey
Title:	Vice President

WINDMILL FUNDING CORPORATION as Conduit Lender

By: RBS Securities Inc., as agent

By:	/s/ Jill A. Russo
Name:	Jill A. Russo
Title:	Vice President

THE ROYAL BANK OF SCOTLAND PLC as Program Agent, sole Managing Agent and sole Committed Lender

By: RBS Securities Inc., as agent

By:	/s/ Michael Zappaterrini
Name:	Michael Zappaterrini
Title:	Managing Director

SCHEDULE I

LENDER GROUPS

RBS Lender Group

Managing Agent:	The Royal Bank of Scotland PLC

Conduit Lenders:	Windmill Funding Corporation

Committed Lender:	The Royal Bank of Scotland PLC

Commitments:	$125,000,000

Reference Bank:	The Royal Bank of Scotland PLC

EXHIBIT F

LIST OF LOCK-BOXES, LOCK-BOX PROCESSORS; DEPOSITORY ACCOUNTS;

AND DEPOSITORY ACCOUNT BANKS

Lock-Box

DT Credit Company, LLC, P.O. Box 53087, Phoenix, AZ 85072-3087

P.O. BOXES

DT Credit Company, LLC, P.O. Box 29018, Phoenix, AZ 85038

DT Credit Company, LLC, P.O. Box 2911, Phoenix, AZ 85062

DT Credit Company, LLC, P.O. Box 2997, Phoenix, AZ 85062

DT Credit Company, LLC, P.O. Box 52020, Phoenix, AZ 85072

DEPOSITORY ACCOUNTS

Wells Fargo Bank, 100 West Washington Street, Phoenix, AZ 85003

Attn: Mr Douglas Jorgensen, (602) 378-1348

Acct: 4806997359 (CA, AZ, TX, NM, CO, OK & NV Collections)

Acct: 4121127054 (Electronic Collections)

Acct: 4945082576 (Concentration)

Acct: 4121620306 (ACH Deposits)

Acct: 2000031169727 (GA, FL, VA, NC, TN Collections)